Exhibit 99.1

Contact: Michael J. Berthelot, Chief Executive Officer (949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL THIRD QUARTER AND NINE MONTH RESULTS

IRVINE, CA, May 4, 2012 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal third quarter and nine months ended March 31, 2012.

Pro-Dex, Inc. (the “Company”) reported a loss from continuing operations of $513,000, or $0.16 per diluted share, for the quarter ended March 31, 2012 compared to income from continuing operations of $909,000, or $0.28 per diluted share, in the same period of fiscal 2011. The net loss for the third quarter of fiscal 2012 was $487,000 or $0.15 per diluted share, compared to net income of $868,000 or $0.26 per diluted share in the third quarter of fiscal 2011. Sales for the quarter ended March 31, 2012 decreased 34% to $4.5 million from $6.9 million for the corresponding quarter in 2011, and decreased 21% to $13.6 million from $17.3 million for the nine months ended March 31, 2012 and 2011, respectively. For the nine months ended March 31, 2012, the net loss was $332,000, or $0.10 per diluted share, as compared to net income of $1.6 million, or $0.49 per diluted share for the corresponding period in 2011. As the Company has disclosed previously, the decrease in sales and the resulting net losses were primarily the result of the continuation of a reduction in purchases of the Company’s medical device products by its largest customer. The results from continuing operations for the 2012 and 2011 periods exclude the results of the Company’s former Astromec product line, which was sold in February 2012 as previously announced.

Gross profit for the quarter ended March 31, 2012 was $1.2 million, or 27%, compared to gross profit of $2.8 million, or 41%, for the year-ago period. For the nine months ended March 31, 2012 gross profit was $4.6 million, or 34%, compared to $7.2 million and 42%, respectively, for the corresponding nine-month period in 2011. These decreases resulted primarily from the year-over-year decrease in sales and a commensurate change in sales mix to products with lower gross margins. Also contributing to the 2012 gross margin decreases in the three-month period were reductions in manufacturing efficiencies due to the lower sales volume. In addition, higher warranty expenses contributed to the decreased gross margin in the 2012 nine-month period due to higher estimated per-unit repair costs for units that remain under warranty.

As previously announced by the Company, Mark P. Murphy, formerly the Company’s Chief Executive Officer and a director, resigned all of his positions with the Company and its subsidiary on April 20, 2012. Under the terms of the Separation Agreement entered into with Mr. Murphy, the Company agreed to pay him severance and to continue health insurance coverage for a period of one year, the aggregate cost of which was $339,000 and which was included in general and administrative expenses during the quarter ended March 31, 2012. The Company also entered into a six month consulting agreement with Mr. Murphy at a cost of $5,000 per month.

Operating expenses, which include selling, general and administrative, and research and development expenses for the third fiscal quarter of 2012 increased 20% to $1,875,000 from $1,568,000 in the prior year’s quarter. The increase was primarily attributable to the payment of the severance costs associated with the previously noted change in chief executive officers and $58,000 of trade show and advertising expenses which were partially offset by reductions in employee related costs of $125,000. For the nine months ended March 31, 2012, operating expenses increased from the prior year’s nine month period by $330,000, or 7%. This increase was generally due to the previously noted severance costs in the third quarter of 2012, increases in advertising, trade show and travel expenses of $168,000, increased spending for small motor development of $65,000, and share-based compensation expense of $44,000, which were partially offset by reductions in website costs of $121,000 and employee related costs of $232,000.

The pre-tax loss from continuing operations was $680,000 for the quarter, compared to income from continuing operations of $1.2 million in the corresponding 2011 period.

Michael J. Berthelot, the Company’s President and Chief Executive Officer, commented, “I would like to thank Mark for all he has done for Pro-Dex over the past six years. He has left us with a strong balance sheet, a growing portfolio of new and under-development products, a solid management team and a top rate work force.”

“Our Company is at a transition point,” Mr. Berthelot continued, “We have a host of opportunities to pursue, but we must do so with care and excellence in execution. We have identified several initiatives which we believe will help us focus our resources on those actions that will provide significant and sustainable returns over both the short and long term. As we move forward we plan to emphasize the effectiveness of our sales process; our ability to exceed customer expectations for development and delivery; our commitment to innovation and quality; and, to constantly assess our cost structure.”

“I am very excited and proud to be part of Pro-Dex’s leadership team. We have a lot of hard work to do and a tight schedule within which to accomplish it, but I have confidence that our associates at every level are up to the challenge of providing sustainable value to our customers, our people and our shareholders.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2012 third quarter financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on May 22, 2012 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering account number 286 and conference I.D. number 393235. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

Pro-Dex, Inc., with operations in California and Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate powered surgical device drive and embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$4,879,000	$4,689,000
Accounts receivable, net of allowance for doubtful accounts of $13,000 at March 31, 2012 and $7,000 at June 30, 2011	2,228,000	3,128,000
Other receivables	88,000	12,000
Inventories	3,059,000	3,703,000
Prepaid expenses	193,000	145,000
Income taxes receivable	407,000	—
Deferred income taxes	162,000	163,000

Total current assets	11,016,000	11,840,000
Property, plant, equipment and leasehold improvements, net	2,597,000	3,661,000
Real estate held for sale	733,000	—
Other assets	54,000	60,000

Total assets	$14,400,000	$15,561,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,029,000	$1,207,000
Accrued expenses	1,995,000	2,379,000
Income taxes payable	—	78,000
Current portion of bank term loan	357,000	357,000

Total current liabilities	3,381,000	4,021,000

Non-current liabilities:
Bank term loan	506,000	774,000
Deferred income taxes	162,000	163,000
Deferred rent	286,000	279,000

Total non-current liabilities	954,000	1,216,000

Total liabilities	4,335,000	5,237,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,272,350 shares issued and outstanding at March 31, 2012 and at June 30, 2011	16,817,000	16,744,000
Accumulated deficit	(6,752,000)	(6,420,000)

Total shareholders’ equity	10,065,000	10,324,000

Total liabilities and shareholders’ equity	$14,400,000	$15,561,000

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For The Three Months Ended March 31,
	2012	2011
Net sales	$4,539,000	$6,876,000
Cost of sales	3,336,000	4,082,000

Gross profit	1,203,000	2,794,000

Operating expenses:
Selling expenses	450,000	422,000
General and administrative expenses	939,000	675,000
Research and development costs	486,000	471,000

Total operating expenses	1,875,000	1,568,000

Income (loss) from continuing operations before items below	(672,000)	1,226,000

Other expense:
Interest expense, net	(8,000)	(55,000)

Total other expense	(8,000)	(55,000)

Income (loss) from continuing operations before provision for income taxes	(680,000)	1,171,000
Provision for (benefit from) income taxes	(167,000)	262,000

Income (loss) from continuing operations	(513,000)	909,000
Income (loss) from discontinued operations	26,000	(41,000)

Net income (loss)	$(487,000)	$868,000

Net income (loss) per share:
Basic	$(0.15)	$0.27
Diluted	$(0.15)	$0.26
Weighted average shares outstanding — basic	3,272,350	3,272,350
Weighted average shares outstanding — diluted	3,272,350	3,289,324

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Nine Months Ended March 31,
	2012	2011
Net sales	$13,601,000	$17,314,000
Cost of sales	9,043,000	10,092,000

Gross profit	4,558,000	7,222,000

Operating expenses:
Selling expenses	1,192,000	1,197,000
General and administrative expenses	2,375,000	2,205,000
Research and development costs	1,555,000	1,390,000

Total operating expenses	5,122,000	4,792,000

Income from operations	(564,000)	2,430,000

Other income (expense):
Interest expense, net	(28,000)	(135,000)

Total other income (expense)	(28,000)	(135,000)

Income (loss) from continuing operations before items below	(592,000)	2,295,000
Provision for (benefit from) income taxes	(165,000)	426,000

Income (loss) from continuing operations	(427,000)	$1,869,000
Income (loss) from discontinued operations	95,000	(258,000)

Net income (loss)	$(332,000)	$1,611,000

Net income (loss) per share:
Basic	$(0.10)	$0.49
Diluted	$(0.10)	$0.49
Weighted average shares outstanding — basic	3,272,350	3,262,474
Weighted average shares outstanding — diluted	3,272,350	3,270,549

PRO-DEX, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For The Nine Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(332,000)	$1,611,000
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	493,000	508,000
Allowance for doubtful accounts	7,000	(17,000)
Share-based compensation	73,000	28,000
Changes in:
Accounts receivable	817,000	(415,000)
Inventories	644,000	(188,000)
Prepaid expenses	(48,000)	(56,000)
Other assets	8,000	17,000
Accounts payable and accrued expenses	(555,000)	166,000
Income taxes payable	(486,000)	158,000

Net cash provided by (used in) operating activities	621,000	1,812,000

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(245,000)	(181,000)
Proceeds from sale of equipment	82,000	—

Net cash used in investing activities	(163,000)	(181,000)

Cash flows from financing activities:
Principal payments on term loan	(268,000)	(296,000)
Net proceeds from bank term loan refinancing	—	150,000
Principal payments on mortgage	—	(1,528,000)
Proceeds from exercise of stock options	—	27,000

Net cash used in financing activities	(268,000)	(1,647,000)

Net increase (decrease) in cash and cash equivalents	190,000	(16,000)
Cash and cash equivalents, beginning of period	4,689,000	3,794,000

Cash and cash equivalents, end of period	$4,879,000	$3,778,000

Supplemental Information
Cash payments for interest	$25,000	$151,000
Cash payments for income taxes	$54,000	$205,000